Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2010 THIRD QUARTER RESULTS
•	Reports Third Quarter Same Store Sales Increase of 2.0%

•	Achieves Third Quarter Earnings per Diluted Share of $0.31, In Line with EPS Guidance

•	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., November 2, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2010 third quarter ended October 3, 2010.
For the fiscal 2010 third quarter, net sales increased to $231.8 million from net sales of $231.6 million for the third quarter of fiscal 2009. Same store sales increased 2.0% for the third quarter versus the comparable period last year. The net sales comparison to the prior year was negatively impacted by a calendar shift as the Company transitioned to a 52-week fiscal year in 2010 from a 53-week fiscal year in 2009. As a result, a high volume sales week, which included the Fourth of July holiday, shifted out of the third fiscal quarter into the second quarter and a lower volume sales week at the beginning of October shifted into the third fiscal quarter of 2010. The effect of the calendar shift is not reflected in the Company’s third quarter same store sales comparison to the prior year because the Company reports same store sales on a comparable calendar day basis as opposed to a fiscal period basis.
Gross profit for the fiscal 2010 third quarter was $77.4 million, compared to $78.5 million in the third quarter of the prior year. The Company’s gross profit margin was 33.4% in the fiscal 2010 third quarter versus 33.9% in the third quarter of the prior year. The decrease in gross profit margin was driven primarily by a decrease in merchandise margins of approximately 50 basis points reflecting a shift in the Company’s product sales mix, as well as higher store occupancy costs reflecting the expense for new store openings.

Selling and administrative expense as a percentage of net sales was 28.6% in the fiscal 2010 third quarter versus 28.2% in the third quarter of the prior year. Overall selling and administrative expense increased $1.0 million for the quarter from the same period last year due primarily to higher store-related expenses as a result of new store openings.
Net income for the third quarter of fiscal 2010 was $6.8 million, or $0.31 per diluted share, versus net income of $8.0 million, or $0.37 per diluted share, for the third quarter of fiscal 2009.
For the 39-week period ended October 3, 2010, net sales increased to $670.1 million from net sales of $657.9 million for the 39-week period last year. Same store sales increased 1.3% in the first 39 weeks of fiscal 2010 versus the comparable period last year. Net income was $16.6 million, or $0.76 per diluted share, for the first 39 weeks of fiscal 2010, up from net income of $15.4 million, or $0.72 per diluted share, for the same period last year.
“The third quarter represented another solid financial performance for Big 5 Sporting Goods,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We produced positive same store sales over each month of the period, as we benefitted from increased customer traffic. These positive metrics were on top of the positive comps and increased traffic we reported for the same period last year. As anticipated, our sales and bottom line fiscal comparisons to the prior year were significantly impacted by the calendar shift that moved a high volume sales week out of the third quarter and a lower volume sales week into the third quarter.”
Mr. Miller continued, “We are pleased with the consistency of our business as sales have continued to trend positively into the fourth quarter. While the important holiday selling season lies ahead and the economy and consumer spending habits remain unpredictable, we believe that our ability to provide exceptional value on quality merchandise will position us well as we conclude the year.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on December 15, 2010 to stockholders of record as of December 1, 2010.
Guidance
For the fiscal 2010 fourth quarter, the Company expects same store sales in the positive low single-digit range and earnings per diluted share in the range of $0.25 to $0.33. As a result of the fiscal year calendar, the fiscal 2009 fourth quarter included 14 weeks and the fiscal fourth quarter this year includes 13 weeks. The Company’s same store sales guidance reflects comparable 13-week periods.

Store Openings
The Company opened three new stores during the third quarter of fiscal 2010, bringing its store count at the end of the quarter to 391 stores. The Company has opened two new stores during the fourth quarter to date, and anticipates opening an additional five new stores over the remainder of the fourth quarter. Three of the seven stores that are anticipated to open in the fourth quarter are part of relocations that are expected to result in existing stores closing in early 2011. For the fiscal 2010 full year, the Company currently anticipates opening 11 new stores, plus four relocations. Of the four relocations, one replaced store has closed and three existing stores are currently scheduled to close in early 2011.
Conference Call Information
The Company will host a conference call and audio webcast today, November 2, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. ET) to discuss financial results for the fiscal 2010 third quarter. To access the conference call, participants in North America should dial (877) 718-5108, and international participants should dial (719) 325-4808. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 16, 2010 by calling (877) 870-5176; passcode is 7933476.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 393 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	October 3,	January 3,
	2010	2010
ASSETS

Current assets:
Cash and cash equivalents	$4,140	$5,765
Accounts receivable, net of allowances of $93 and $223, respectively	8,628	13,398
Merchandise inventories, net	251,310	230,911
Prepaid expenses	10,336	9,683
Deferred income taxes	8,330	7,723

Total current assets	282,744	267,480

Property and equipment, net	79,976	81,817
Deferred income taxes	13,697	11,327
Other assets, net of accumulated amortization of $0 and $346, respectively	1,491	1,065
Goodwill	4,433	4,433

Total assets	$382,341	$366,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$90,817	$85,721
Accrued expenses	54,388	59,314
Current portion of capital lease obligations	2,060	1,904

Total current liabilities	147,265	146,939

Deferred rent, less current portion	24,092	23,832
Capital lease obligations, less current portion	1,886	2,278
Long-term revolving credit borrowings	55,228	54,955
Other long-term liabilities	6,538	6,257

Total liabilities	235,009	234,261

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,299,657 and 23,050,061 shares, respectively; outstanding 21,816,362 and 21,566,766 shares, respectively	233	230
Additional paid-in capital	97,379	95,259
Retained earnings	71,086	57,738
Less: Treasury stock, at cost; 1,483,295 shares	(21,366)	(21,366)

Total stockholders’ equity	147,332	131,861

Total liabilities and stockholders’ equity	$382,341	$366,122

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2010	2009	2010	2009

Net sales	$231,753	$231,582	$670,102	$657,913

Cost of sales	154,337	153,073	448,170	441,002

Gross profit	77,416	78,509	221,932	216,911

Selling and administrative expense	66,301	65,327	194,366	190,194

Operating income	11,115	13,182	27,566	26,717

Interest expense	603	562	1,370	1,883

Income before income taxes	10,512	12,620	26,196	24,834

Income taxes	3,689	4,609	9,588	9,409

Net income	$6,823	$8,011	$16,608	$15,425

Earnings per share:
Basic	$0.32	$0.37	$0.77	$0.72

Diluted	$0.31	$0.37	$0.76	$0.72

Dividends per share	$0.05	$0.05	$0.15	$0.15

Weighted-average shares of common stock outstanding:
Basic	21,580	21,435	21,539	21,426

Diluted	21,845	21,747	21,873	21,545